Exhibit 10.1

Employment Agreement

Agreement dated as of May 1, 2010 by and between Recovery Energy, Inc a Nevada corporation (the "Company"), and Roger A. Parker (the “Executive”).

WHEREAS, the Executive is currently the non-executive chairman of the Company's board of directors; and

WHEREAS, the Company recognizes that the Executive's talents and abilities are unique, and are integral to the success of Recovery Energy, Inc., and thus wishes to secure the ongoing services of the Executive as the Company's chief executive officer on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the Company and the Executive agree as follows:

1.
Employment:  The Company hereby agrees to employ the Executive as the Chief Executive Officer (“CEO”) and President of the Company, and the Executive hereby accepts such employment, on the terms and conditions set forth below.

2.	Compensation and Related Matters:

a.
Base Salary. During the Executive's term of service (the "Employment Period"), the Company shall pay the Executive a base salary at the rate of not less than $240,000 per year (“Base Salary”).  The Executive’s base Salary shall be paid in approximately equal installments every two weeks.  If the Executive’s Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this agreement.

b.
Stock Compensation: The Executive has previously been granted an aggregate of 1,000,000 shares (the "Initial Grants") of the Company's common stock ("Common Stock") as set forth in the Third Amended and Restated Non-Executive Director Appointment Agreement entered into and made effective the date hereof between the Company and the Executive.  The Initial Grants remain in full force and effect.  On the date hereof the Company will issue to the Executive an additional 4,500,000 shares (the "Granted Shares") of Common Stock. The Granted Shares shall vest, subject to acceleration as provided below, on January 1, 2011, so long as the Executive is either (i) employed as the Company's chief executive officer on such date or (ii) died or became permanently disabled prior to such date and was employed as the Company's chief executive officer at the time of death or disability.

Notwithstanding any provision to the contrary, the Granted Shares shall vest upon the earlier to occur of a “Change in Control” or the termination of the Executive’s services as CEO by the Company other than for "Cause" or by the Executive’s voluntary resignation for "Good Reason" (as each term is defined below).

For purposes of this Agreement, “Change in Control” shall mean the occurrence, subsequent to the Effective Date, of any of the following: (A) by a transaction or series of transactions, any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the combined voting power of the Company’s then outstanding securities (provided such person or group was not a beneficial owner of more than 35% of the combined voting power of the Company’s then outstanding securities as of the Effective Date); (B) as a result of any merger, consolidation, combination or sale or issuance of securities of the Company, or as a result of or in connection with a contested election of directors, the persons who were directors of the Company as of the Effective Date cease to constitute a majority of the Board of Directors of the Company (the "Board"); (C) by a transaction or series of transactions, the authority of the Board over any activities of the Company becomes subject to the consent, agreement or cooperation of a third party other than shareholders of the Company.

For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following without the written consent of the Executive:  (A) the assignment to the Executive of duties inconsistent with this Agreement or a change in his titles or authority; (B) any failure by the Company to comply with Section 2 hereof in any material way; (C) the requirement of the Executive to relocate to locations other than those provided in Section 6 hereof; or (D) any material breach of this Agreement by the Company.

For purposes of this Agreement, “Cause” shall mean (A) the Executive’s conviction by a court of competent jurisdiction as to which no further appeal can be taken of a felony (other than a violation based on operation of a vehicle) or entering the plea of nolo contendere to such crime by the Executive; (B) the Executive’s commission of a crime involving fraud or intentional dishonesty, which results in the Executive’s substantial personal enrichment and material adverse effect to the Company; (C) the Executive becoming subject to any securities related sanctions related to the Company other than those based on an act of the Company itself for which the Executive is charged solely as a result of his position with the Company.

c.
Annual Bonus: For each full fiscal year of the Company that begins and ends during the Employment Period, and for the portion of the fiscal year of the Company that begins in 2010 ("Fiscal Year 2010"), the Executive shall be eligible to earn an annual cash bonus in such amount as shall be determined by the Compensation Committee of the Board (the "Compensation Committee") (the "Annual Bonus") based on the achievement by the Company of performance goals established by the Compensation Committee for each such fiscal year (or portion of Fiscal Year 2010), which may include targets related to the earnings before interest, taxes, depreciation and amortization ("EBITDA"), hydrocarbon production level, hydrocarbon reserve amounts of the Company; provided, that the Annual Bonus shall be targeted no less than $100,000 (with board approval). The Compensation Committee shall establish objective criteria to be used to determine the extent to which performance goals have been satisfied.

d.
Vacation: The Executive shall be entitled to four weeks of vacation per year. Vacation not taken during the applicable fiscal year (but not in excess of three weeks) shall be carried over to the next following fiscal year.

e.
Expenses: The Company will reimburse the Executive for all expenses related to Company business, including, but not limited to travel, marketing, communication, due diligence, legal fees and expenses, etc.

f.
Welfare, Pension and Incentive Benefit Plans: During the Employment Period, the Executive (and his eligible spouse and dependents) shall be entitled to participate in all the welfare benefit plans and programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs.  In addition, during the Employment Period, the Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives. The Company will provide the Executive with family health insurance coverage including medical, dental, and vision coverage, comparable to the coverage currently held by the Executive.

g.
Professional Development.  The Company will reimburse the Executive for education and professional development expenses related to courses or programs selected by the Executive in the energy sector up to $20,000 per calendar year. The Executive may take such courses during normal business hours and will not be required to utilize vacation time.

h.
Registration of Shares.  Upon request of the Executive from time to time, the Company will promptly file a registration statement with the Securities and Exchange Commission covering the Granted Shares, provided, that each such registration statement must cover a minimum of 100,000 shares of Common Stock.  The Company may include shares of Common Stock owned by other persons or to be issued by the Company  in each such registration statement.

3.
Dedication of Time/Conflict of Interests:  During the Employment Period, the Executive shall serve as the Chief Executive Officer of the Company, with such duties, authority and responsibilities as are normally associated with and appropriate for such a position. The Executive shall report directly to the Board.

The Company acknowledges the Executive is not exclusively employed by the Company and the Company acknowledges the Executive is currently active in a number of activities related to the energy industry aznd will remain active in activities not associated with the Company.  These activities may or may not be in conflict with the best interests of the Company.  The Company specifically acknowledges the Executive is permitted to continue allocating time to business activities outside of the Company and waives any and all conflicts of interest(s) that may or may not exist or develop in the future.

The Executive acknowledges the Company is dependent upon his knowledge and skill set and will dedicate a minimum of 30 hours per week to the Company’s business.

4.
Responsibilities: As the CEO of Recovery Energy, Inc, the Executive will be responsible for developing and implementing the Company’s business plan, locate and review prospective acquisition targets, negotiate any and all required contracts and agreements, oversee the development plan of all acquired properties, execute any and all documents required to implement the Company’s business plan, and legally bind the Company to any agreement or contract.  As such, the Executive will have the authority to reject or modify any acquisition or development plan.

5.
At-Will Employment: The Executive’s employment with the Company is on an at-will basis.  If terminated for any reason other than Cause, the Company will be responsible to provide the Executive a minimum of 90 days Base Salary as severance payable immediately upon termination as well as any reimbursement of all business expenses incurred but not yet reimbursed.  Furthermore, the Company will release any and all claims to any vested Common Stock, ORRI or other compensation provided through the date of termination or to which the Executive is entitled at the date of termination.  The provisions of Section 9 will continue in full force for a minimum period of five years after termination.

6.
Location: You will be based in Denver, Colorado.  During the Employment Period, the Company shall provide the Executive with an office if the need arises.  Upon mutual agreement of the Executive and the Company, offices maybe relocated to a different location.

7.
Representations and Warranties: Company represents and warrants to Executive that this Agreement has been duly authorized, executed and delivered by the Company and, assuming the due execution by the Executive, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

8.
Indemnity: The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that the Executive is or was a trustee, director or officer of the Company or any predecessor to the Company or any of their affiliates or is or was serving at the request of the Company, any predecessor to the Company or any of their affiliates as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, limited liability company, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Nevada law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

a.
Expenses. As used in Section 8, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

b.
Enforcement. If a claim or request under this Section 8 is not paid by the Company or on its behalf, within 30 days after a written claim or request has been received by the Company, the Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, the Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Nevada law.

c.
Advances of Expenses. Expenses incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance upon request of the Executive that the Company pay such Expenses, but only in the event that the Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which the Executive is not entitled to indemnification and (ii) a statement of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

d.
Insurance.  The Company will maintain a Director’s and Officer’s Insurance Policy naming the Executive as a covered party in an amount deemed mutually sufficient to the Company and the Executive.  The Executive will pursue the policy and its enforcement with Board approval.

9.
Survival of Certain Provisions: The representations, warranties and covenants and indemnity provisions contained in Sections 7 and 8 of this Agreement and the Company’s obligation to pay the Executive any compensation earned pursuant hereto shall remain operative and in full force and effect regardless of any completion or termination of this Agreement and shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Company, the indemnified parties and any such person.

10.
Notices: Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered (a) if to the Company, at its offices at 1515 Wynkoop, Suite 200, Denver CO 80202, and (b) if to the Executive, at his offices at 1515 Wynkoop, Suite 200, Denver CO 80202.

11.	Counterparts: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

12.
Third Party Beneficiaries: This Agreement has been and is made solely for the benefit of the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

13.
Validity: The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.
Dispute Resolution: If a dispute arises out of or relating to this Agreement or the breach of this Agreement, and if the dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation. Mediation shall consist of an informal, nonbinding conference or conferences between the parties and the mediator jointly, and at the discretion of the mediator, then in separate caucuses in which the mediator will seek to guide the parties to a resolution of the case. The parties shall attempt to select a mutually acceptable mediator. If the parties cannot agree upon a mediator, the parties shall seek assistance in the appointment of a mediator from a District Judge in the State of Colorado.

a.
Legal Fees and Expenses: If any contest or dispute shall rise between the Company and the Executive regarding any provision of this Agreement, the Company shall reimburse the Executive for all legal fees and expenses incurred by the Executive in connection with such contest or dispute unless an unlawful act has preceded, but only if the Executive prevails to a substantial extent with respect to the Executive's claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses.

15.
Choice of Law, Jurisdiction and Venue: This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Colorado. Any and all actions, suits, or judicial proceedings upon any claim arising from or relating to this Agreement, subject to Paragraph 8 herein, shall be instituted and maintained in the State of Colorado. Each party waives the right to change of venue, or to file any action, suit or judicial proceeding in federal court. Notwithstanding this provision, if it is judicially determined that either party may file an action, suit or judicial proceeding in federal court, such action, suit or judicial proceeding shall be in the Federal District Court for the District of Colorado.

16.
Miscellaneous: No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by the Executive and by a duly authorized officer or a director of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive the Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

17.	Section Headings: The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

The parties’ authorized representatives have executed this Agreement as of the Effective Date, as defined above.

Roger A. Parker                                                                Recovery Energy, Inc.

/s/ Roger A. Parker                                       By:  /s/  Jeffrey A. Beunier
Name: Jeffrey A. Beunier
Title: Chief Financial Officer and Director